Monarch Casino Reports 2012 First Quarter Results

RENO, NV -- (Marketwire - April 18, 2012) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, today announced first quarter results for the quarter ended March 31, 2012.

The Company's net revenue of $34.6 million was $1.3 million, or 3.9%, higher than the $33.3 million reported for the comparative quarter in 2011. The Company's quarterly income from operations of $2.9 million was an increase of 7.4% over the prior year's first quarter. Adjusted EBITDA(1) of $6.6 million was $55 thousand, or 0.8%, higher than the $6.5 million Adjusted EBITDA in the first quarter of the prior year. First quarter 2012 revenue generated in the casino, food and beverage, and other operating departments increased by 8.4%, 4.9% and 12.5%, respectively, over the prior year's first quarter. However, first quarter 2012 hotel revenue decreased by 12.7% primarily due to a significant convention that traditionally had been held in Reno not doing so in 2012. On a positive note, that convention has announced that it plans to return to Reno in the first quarter of 2013.

Casino operating expense increased by approximately $419 thousand, or 4.4%, over the prior year's first quarter primarily due to an increase in the amount of complimentary food, beverages and other services provided to casino patrons ("complimentaries"). As a percentage of casino revenue, casino operating expense decreased to 39.3% as compared to 40.8% in the prior year's first quarter, primarily due to the effect of the higher casino revenue partially offset by the higher complimentaries.

Food and beverage operating expense as a percentage of food and beverage revenue decreased to 44.6% for the quarter as compared to 46.5% in the first quarter of the prior year primarily due to menu price increases in response to higher commodity costs. Hotel operating expense as a percentage of hotel revenue increased slightly to 29.6% from 28.6% in prior year's first quarter. Selling, general, and administrative expense for the first quarter of 2012 increased by $853 thousand, or 7.8%, due primarily to increased marketing, payroll benefits and bad debt expense.

During the quarter, the Company paid down the balance outstanding under its credit facility by $5.7 million, which decreased the outstanding balance of the credit facility from $24.7 million at December 31, 2011 to $19.0 million at March 31, 2012. Interest expense increased from $289 thousand in the prior year's first quarter to $329 thousand in the quarter ended March 31, 2012 due primarily to higher loan commitment fees paid on the unborrowed portion of the Company's credit facility.

Monarch's CEO and Co-Chairman John Farahi commented: ""The closing of our acquisition of the Riviera Black Hawk Casino remains on track to take place before the end of the second quarter of 2012."

Monarch, through its subsidiary Monarch Growth Inc., has entered into a definitive stock purchase agreement to acquire Riviera Black Hawk, Inc., the owner of the Riviera Black Hawk Casino (the "Acquisition"). The Riviera Black Hawk Casino opened in 2000 and is located in Black Hawk, Colorado, approximately 40 miles west of Denver. The property is the first casino encountered by visitors arriving from Denver on Highway 119 and features approximately 32,000 square feet of casino space, 750 slot machines, 8 table games, a 250 seat buffet-style restaurant and a parking structure with approximately 500 spaces. Monarch owns a 1.5 acre land parcel contiguous to the Riviera Black Hawk Casino which can be utilized for future expansion.

Monarch Casino & Resort, Inc., through its subsidiary, Golden Road Motor Inn, Inc., owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada which features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions, (iii) the liquidity requirements of the Company, (iv) completion of the Acquisition, (v) plans, objectives and expectations regarding the Acquisition, and (vi) integration of the Acquisition. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

(1) "Adjusted EBITDA" - see the separate Reconciliation of Net Income to Adjusted EBITDA. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

For additional information visit Monarch's website at MonarchCasino.com

                        Monarch Casino & Resort, Inc.
                 Condensed Consolidated Statements of Income
                                 (Unaudited)

                                                 Three Months Ended
                                                      March 31,
                                         ----------------------------------
                                               2012              2011
                                         ----------------  ----------------
Revenues
  Casino                                 $     25,171,556  $     23,212,686
  Food and beverage                            10,585,794        10,092,738
  Hotel                                         4,368,442         5,004,041
  Other                                         2,137,356         1,899,262
                                         ----------------  ----------------
    Gross revenues                             42,263,148        40,208,727
Less promotional allowances                    (7,633,056)       (6,922,911)
                                         ----------------  ----------------
    Net revenues                               34,630,092        33,285,816
                                         ----------------  ----------------
Operating expenses
  Casino                                        9,895,587         9,476,307
  Food and beverage                             4,725,753         4,688,557
  Hotel                                         1,295,194         1,428,953
  Other                                           726,224           733,946
  Selling, general and administrative          11,759,972        10,907,228
  Depreciation and amortization                 3,375,084         3,394,386
                                         ----------------  ----------------
    Total operating expenses                   31,777,814        30,629,377
                                         ----------------  ----------------
    Income from operations                      2,852,278         2,656,439
                                         ----------------  ----------------
Other expenses
  Interest expense                               (328,661)         (288,522)
                                         ----------------  ----------------
    Total other expense                          (328,661)         (288,522)
                                         ----------------  ----------------
    Income before income taxes                  2,523,617         2,367,917
Provision for income taxes                       (882,250)         (828,771)
                                         ----------------  ----------------
    Net income                           $      1,641,367  $      1,539,146
                                         ================  ================

Earnings per share of common stock
  Net income
    Basic                                $           0.10  $           0.10
    Diluted                              $           0.10  $           0.09

Weighted average number of common shares
 and potential common shares outstanding
    Basic                                      16,138,158        16,138,158
    Diluted                                    16,274,355        16,222,989

                        Monarch Casino & Resort, Inc.
                    Condensed Consolidated Balance Sheets

                                             March 31,       December 31,
                                         ----------------  ----------------
                                               2012              2011
                                         ----------------  ----------------
                 ASSETS                     (Unaudited)
Current assets
  Cash and cash equivalents              $     11,172,854  $     13,582,659
  Receivables, net                              2,563,049         2,299,847
  Inventories                                   1,968,048         2,165,109
  Prepaid expenses and other current
   assets                                       6,624,273         6,198,882
  Deferred income taxes                           615,912           615,912
                                         ----------------  ----------------
    Total current assets                       22,944,136        24,862,409
                                         ----------------  ----------------
Property and equipment
  Land                                         19,214,847        19,214,847
  Land improvements                             6,359,279         6,359,279
  Buildings                                   135,643,298       135,643,298
  Building improvements                        11,575,883        11,575,883
  Furniture and equipment                     118,744,444       117,300,741
  Leasehold improvements                        1,346,965         1,346,965
                                         ----------------  ----------------
                                              292,884,716       291,441,013
  Less accumulated depreciation and
   amortization                              (141,602,952)     (138,227,868)
                                         ----------------  ----------------
    Net property and equipment                151,281,764       153,213,145
Other assets, net                               1,416,371         1,524,050
                                         ----------------  ----------------
    Total assets                         $    175,642,271  $    179,599,604
                                         ================  ================

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                       $      7,091,171  $      8,693,395
  Accrued expenses                             14,382,328        13,829,540
  Federal income taxes payable                  1,650,890           768,640
                                         ----------------  ----------------
    Total current liabilities                  23,124,389        23,291,575
                                         ----------------  ----------------
Long-term debt                                 18,980,000        24,680,000
Deferred income taxes                           1,112,049         1,112,049
                                         ----------------  ----------------
    Total liabilities                          43,216,438        49,083,624
                                         ----------------  ----------------

Stockholders' equity
  Preferred stock, $.01 par value,
   10,000,000 shares authorized; none
   issued                                               -                 -
  Common stock, $.01 par value,
   30,000,000 shares authorized;
   19,096,300 shares issued; 16,138,158
   outstanding at March 31, 2012 and
   December 31, 2012                              190,963           190,963
  Additional paid-in capital                   33,446,831        33,178,345
  Treasury stock, 2,958,142 shares at
   March 31, 2012 and December 31, 2012,
   at cost                                    (48,541,663)      (48,541,663)
  Retained earnings                           147,329,702       145,688,335
                                         ----------------  ----------------
    Total stockholders' equity                132,425,833       130,515,980
                                         ----------------  ----------------
    Total liability and stockholder's
     equity                              $    175,642,271  $    179,599,604
                                         ================  ================

                       Monarch Casino & Resort, Inc.
             Reconciliation of Net Income to Adjusted EBITDA (1)
                                 (Unaudited)

                                                     Three Months Ended
                                                         March 31,
                                               -----------------------------
                                                    2012           2011
                                               -------------- --------------
Net income                                     $    1,641,367 $    1,539,146
Adjustments
  Provision for income taxes                          882,250        828,771
  Interest expense                                    328,661        288,522
  Depreciation and amortization                     3,375,084      3,394,386
                                               -------------- --------------
EBITDA                                              6,227,362      6,050,825
  Stock based compensation                            268,485        464,881
  Acquisition expense                                  74,591              -
                                               -------------- --------------
Adjusted EBITDA (1)                            $    6,570,438 $    6,515,706
                                               ============== ==============

(1) "Adjusted EBITDA" consists of net income plus provision for income taxes, stock based compensation expense, other one-time non-cash charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Lee Hernandez
Director of Planning & Analysis
(775) 825-4700
LHernandez@MonarchCasino.com

Ron Rowan
CFO of Monarch
(775) 825-4700
RRowan@MonarchCasino.com

John Farahi
CEO of Monarch
(775) 825-4700
JFarahi@MonarchCasino.com